MOTORCAR PARTS OF AMERICA, INC.
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144887
PROSPECTUS SUPPLEMENT NO. 16
(To Prospectus dated October 22, 2007)
     This is a prospectus supplement to our prospectus dated October 22, 2007 relating to the resale from time to time by selling stockholders of up to 4,188,192 shares of our Common Stock. On April 15, 2009, we filed with the Securities and Exchange Commission a Current Report on Form 8-K with respect to our entry on April 14, 2009 into a Fifth Amendment, dated as of April 6, 2009, to our Amended and Restated Credit Agreement with Union Bank, N.A., formerly known as Union Bank of California, N.A. The Form 8-K is attached to and made a part of this prospectus supplement.
     This prospectus supplement should be read in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.
     The securities offered by the prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” referenced on page 2 of the prospectus in determining whether to purchase the Common Stock.
The date of this prospectus supplement is April 17, 2009.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 14, 2009
Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA	90503

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 212-7910
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX

Item 1.01. Entry into a Material Definitive Agreement.
     On April 14, 2009, Motorcar Parts of America, Inc. (the “Registrant”) entered into a Fifth Amendment, dated as of April 6, 2009, to its Amended and Restated Credit Agreement (as amended to date, the “Credit Agreement”) with Union Bank, N.A., formerly known as Union Bank of California, N.A. (the “Bank”). The Fifth Amendment provides, among other things, that the Registrant may use usance (deferred payment) letters of credit issued by the Bank on behalf of the Registrant and that such commercial letters of credit issued by the Bank on behalf of the Registrant shall not have expiration dates more than 180 days after the dates of issuance nor expire more than 180 days after the Revolving Credit Commitment Termination Date (as defined in the Credit Agreement). The Fifth Amendment also provides that in the event that the Registrant enters into any agreement for the purchase of the Registrant’s accounts receivable, the Registrant shall, as has been its practice, instruct the purchaser of its accounts receivable to remit any payment for such accounts receivables directly to the Registrant’s account at the Bank.
     A copy of the Fifth Amendment is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits
10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of April 6, 2009, between Motorcar Parts of America, Inc. and Union Bank, N.A. (formerly known as Union Bank of California, N.A.)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.
Date: April 15, 2009	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel

EXHIBIT INDEX
10.1	Fifth Amendment to Amended and Restated Credit Agreement, dated as of April 6, 2009, between Motorcar Parts of America, Inc. and Union Bank, N.A. (formerly known as Union Bank of California, N.A.)

Exhibit 10.1
FIFTH AMENDMENT
TO AMENDED AND RESTATED CREDIT AGREEMENT
     THIS FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (“Fifth Amendment”), dated as of April 6, 2009, is made and entered into by and between MOTORCAR PARTS OF AMERICA, INC., a New York corporation (“Borrower”), and UNION BANK, N.A., a national banking association formerly known as Union Bank of California, N.A. (“Bank”).
RECITALS:
A. Borrower and Bank are parties to that certain Amended and Restated Credit Agreement dated as of October 24, 2007, as amended by (i) that certain First Amendment dated as of January 14, 2008, (ii) that certain Second Amendment dated as of May 13, 2008, (iii) that certain Third Amendment dated as of August 19, 2008 and (iv) that certain Fourth Amendment dated as of January 30, 2009 (as so amended, the “Agreement”), pursuant to which Bank agreed to make various credit facilities available to Borrower in the respective amounts provided for therein.
B. Borrower has requested that Bank agree to (i) amend Section 2.2(b) of the Agreement to provide for usance drafts in connection with drawings under commercial Letters of Credit issued by Bank for the account of Borrower under the Letter of Credit Sublimit and (ii) amend Section 2.2(c) in certain respects. Bank is willing to so amend Section 2.2(b) and Section 2.2(c) of the Agreement, subject, however, to the terms and conditions of this Fifth Amendment.
AGREEMENT:
     In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:
1. Defined Terms. Initially capitalized terms used herein which are not otherwise defined herein shall have the meanings assigned thereto in the Agreement.
2. Amendments to the Agreement.
     (a) Section 2.2(b) of the Agreement, which relates to the Letter of Credit Sublimit, is hereby amended to read in full as follows:
          “(b) In the case of any commercial Letter of Credit, such commercial Letter of Credit shall be issued for the purpose of financing the importation or purchase of goods in the normal course of business of Borrower or any of its

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Subsidiaries or for any other purpose acceptable to Bank. Each such commercial Letter of Credit shall provide for transport documents to be presented in a full set to Bank (and, in the case of airway bills, consigned to Bank) and/or at Bank’s option, with transport documents presented in less than a full set to Bank and/or consigned to Borrower or to any Person other than Bank and calling for drafts at sight or usance, covering the importation or purchase of goods in the normal course of business. In the case of any standby Letter of Credit, such standby Letter of Credit shall be issued for the purpose of providing credit enhancements with respect to Borrower’s workers’ compensation insurance arrangements or for any other purpose acceptable to Bank. Each usance draft in connection with any commercial Letter of Credit shall have a term not exceeding one hundred eighty (180) days.”
     (b) Section 2.2(c) of the Agreement, which relates to the Letter of Credit Sublimit, is hereby amended to read in full as follows:
          “(c) Each Letter of Credit shall be drawn on such terms and conditions as are acceptable to Bank and shall be governed by the terms of (and Borrower agrees to execute) Bank’s standard form Letter of Credit Agreement in connection therewith. No commercial Letter of Credit shall have an expiration date more than one hundred eighty (180) days from its date of issuance or shall expire more than one hundred eighty (180) days after the Revolving Credit Commitment Termination Date. No standby Letter of Credit shall have an expiration date more than one (1) year from its date of issuance or shall expire more than one (1) year after the Revolving Credit Commitment Termination Date.”
     (c) Section 6 of the Agreement is hereby amended by adding a new Section 6.15 thereto, which shall read in full as follows:
          “6.15 Wire Transfer To Borrower’s Account. In the event that, at any time after the effective date of the Fifth Amendment to this Agreement, Borrower enters into any supplier agreement with any purchaser of any of the accounts receivable due to Borrower from any of its customers, then Borrower shall irrevocably instruct such purchaser, notwithstanding any provision to the contrary contained in such supplier agreement, to remit by wire transfer the funds constituting the purchase price for such accounts receivable directly to Borrower’s deposit account no. 3030160435 with Bank in accordance with wire transfer instructions to be furnished by Bank to Borrower or to such purchaser.”
3. Effectiveness of this Fifth Amendment. This Fifth Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:
     (a) A counterpart of this Fifth Amendment, duly executed by Borrower:

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     (b) A replacement Agreement to Furnish Insurance, on Bank’s standard form therefor, duly executed by Borrower, which replacement Agreement to Furnish Insurance shall provide, among other things, that if Borrower imports inventory on FOB terms, then Borrower will furnish to Bank and maintain a master marine cargo insurance policy covering such inventory, which master marine cargo insurance policy shall name Bank as an additional insured and loss payee;
     (c) A legal documentation fee in the sum of Three Hundred Dollars ($300), which legal documentation fee shall be non-refundable; and
     (d) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this Fifth Amendment.
4. Ratification.
     (a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and
     (b) Upon the effectiveness of this Fifth Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof”, or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended by this Fifth Amendment.
5. Representations and Warranties. Borrower represents and warrants as follows:
     (a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;
     (b) The execution, delivery and performance of this Fifth Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;
     (c) This Fifth Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and
     (d) No event has occurred and is continuing or would result from this Fifth Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

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6. Governing Law. This Fifth Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.
7. Counterparts. This Fifth Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.
     WITNESS the due execution hereof as of the date first above written.
“Borrower”

MOTORCAR PARTS OF AMERICA, INC.
By:	/s/ Selwyn H. Joffe
Selwyn H. Joffe
Chairman, President and Chief Executive Officer
“Bank”

UNION BANK, N.A.
By:	/s/ Cary L. Moore
Cary L. Moore
Senior Vice President

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